UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSIONS
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                           Commission File Number  0-17633.
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              USF&G/ Legg Mason Realty Partners Limited Partnership
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             (Exact name of registrant as specified in its charter)


       6225 Centennial Way, FB11, Baltimore, Maryland 21209 (410) 205-6900
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   1,094,283 Limited Partnership Units issued
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)                  Rule 12h-3(b)(1)(i)   XX
         Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 0 .
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   Pursuant to the requirements of the Securities Exchange Act of 1934 USF&G/
 Legg Mason Realty Partners Limited Partnership has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


Date:   January 13, 1999
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By:    USF&G Realty Partners Inc.
       A General Partner

       /s/ Joseph A. Wesolowski
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       Joseph A. Wesolowski
       Vice President and Chief Accounting Officer